Exhibit 10.1

Vacasa Annual Incentive Plan (Executive)

Purpose
Vacasa is committed to compensating employees through comprehensive and competitive pay packages that are designed to motivate employees to exceed performance expectations in support of the company’s business objectives.
The Vacasa Annual Incentive Plan (Executive) (the “AIP”) is a discretionary bonus program intended to help drive the success of Vacasa’s business by providing eligible executive employees with the opportunity to earn annual incentive payments based on (i) how well Vacasa performs and (ii) the employee’s individual performance. Target awards are established and communicated to eligible employees each year, and, based on the level of achievement against predetermined performance goals, an amount lesser or greater than the target award can be earned.

Plan Year
The AIP annual performance period begins on the first calendar day of each year and ends on the last calendar day of the same year (the “Plan Year”).

Selection of Participants
The Compensation Committee (the “Committee”) of the Board of Directors of Vacasa, Inc. (the “Board”), in its sole discretion, will select the employees of Vacasa LLC or its subsidiaries (together, “Vacasa”) who will be participants in the AIP for any Plan Year (each a “Participant”). Participation in the AIP is in the sole discretion of the Committee, on a Plan Year by Plan Year basis. Accordingly, an employee who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Plan Years.

Determination of Target Bonus and Bonus Pools
The Committee, in its sole discretion, will establish a target bonus, at 100% of target level performance achieved, payable under the AIP to a Participant for each Plan Year. The target bonus may be expressed as a percentage of a Participant’s average annual base salary for the Plan Year or a fixed dollar amount or such other amount or based on such other formula as the Committee determines.

Discretion to Determine Criteria and Modify Awards
Notwithstanding any contrary provision of the AIP, the Committee, in its sole discretion, will determine the performance goals (if any) applicable to any target bonus (or portion thereof) which may include, without limitation, (i) attainment of development milestones, (ii) business divestitures and acquisitions, (iii) cash flow or free cash flow, (iv) cash position, (v) contract awards or backlog, (vi) owner renewals and owner retention rates, including from an acquired company, subsidiary, business unit or division, (vii) earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), (viii) earnings or costs per unit, (ix) gross margin, (x) internal rate of return, (xi) market share, (xii) net income, (xiii) net profit, (xiv) net sales, (xv) new product development, (xvi) new product invention or innovation, (xvii) number of owners or units, (xviii) operating cash flow, (xix) operating expenses, (xx) operating income, (xxi) operating margin, (xxii) overhead or other expense reduction, (xxiii) profit, (xxiv) retained earnings, (xxv) return on capital, (xxvi) return on equity, (xxvii) return on investment, (xxviii) revenue, (xxix) share price, and (xxx) individual objectives or other subjective or objective criteria. As determined by the Committee, the performance goals may be based on generally accepted accounting principles (“GAAP”) or non-GAAP results and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items and/or payments of actual bonus amounts under the AIP when determining whether the performance goals have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit, segment or company-wide basis. Any criteria used may be measured on such basis, and target, threshold and maximum levels of attainment for any target bonus established, as the Committee determines, including but not limited to, as applicable, (A) in absolute terms, (B) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-unit basis, (E) against the performance of the company as a whole or a segment of the company and/or (F) on a pre-tax or after-tax basis. The performance goals may differ from Participant to Participant, or target bonus to target bonus. Failure to meet the goals will result in a failure to earn the target bonus, subject to the following paragraph. The Committee also may determine that a target bonus (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) in the sole discretion of the Committee.

Notwithstanding any contrary provision of the AIP, the Committee may, in its sole discretion and at any time, increase, reduce or eliminate the actual amount (if any) payable to a Participant for a Plan Year. The actual amount paid may be below, at or above the target amount, in the Committee’s discretion. The Committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

Determination of Bonus Amounts, Approval and Payment
Bonus calculations for each Participant will be completed as soon as possible after the end of each Plan Year and the completion of the Q1 performance management process. All bonus calculations and payouts under the AIP are subject to the review and approval of the Committee.

Bonus payments will, generally, be made to Participants by the Participant’s employer, in cash, in a single lump sum, as soon as administratively practicable following receipt of all required approvals, and in any event on or prior to March 31 of the year following the applicable Plan Year. The Committee reserves the right, in its sole discretion, to settle any bonus payment under the AIP with a grant of an equity award under the Vacasa, Inc. then-current equity incentive plan, which equity award may have such terms and conditions, including vesting, as the Committee determines in its sole discretion.

Effect of Leaves of Absence/ Changes in Employment Status/ Termination
Leaves of Absences. To the extent a Participant qualifies for an approved leave of absence, that Participant’s bonus under the AIP will not be forfeited, but rather will be prorated. If the leave involves accrued paid leave, the bonus will be unaffected. If the leave involves unpaid leave, the bonus will be prorated based upon the actual number of days worked, to the extent permitted by law.

Changes in Employment. Except as otherwise determined by the Committee, a Participant’s AIP target bonus and incentive payout will be prorated if the Participant becomes eligible to participate in the AIP during a Plan Year, or has a job change (e.g. promotion or demotion) during a Plan Year that results in a change in the Participant’s target bonus amount.

For the purposes of any proration calculation:
●Participants who begin participating in the AIP between the 1st and the 15th of a month will be considered Participants for the entire month, and Participants who begin participating in the AIP between the 16th and the last day of the month will be considered Participants beginning the first day of the following month; and
●Participants who cease participating in the AIP between the 1st and the 15th of a month will not be considered Participants for that month, and Participants who cease participating in the AIP between the 16th and the last day of a month will be considered Participants for the entire month.

Terminations: Bonuses under the AIP are not earned or vested until they are approved and paid. To encourage continued employment with Vacasa, Participants must be employed as of the date of payout in order to earn a bonus for an applicable Plan Year. Therefore, any Participant whose employment terminates prior to the date of payout for an applicable Plan Year will not earn, vest in, or receive a bonus under the AIP for such Plan Year.

Notwithstanding the above, if a Participant dies or is terminated due to his/her permanent and total disability (determined in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time) after the last day of a Plan Year but prior to the payment of an AIP bonus for such Plan Year, the AIP bonus for such Plan Year (if any), calculated based on actual performance, will be paid to the AIP Participant’s estate, or the Participant, as the case may be, at or around the same time that AIP bonuses are paid to other Participants, subject to the Committee’s discretion to reduce or eliminate any AIP bonus otherwise payable.

Clawback
A Participant who receives a bonus payout under the AIP will be required to repay such bonus to Vacasa to the extent required by (i) any “clawback” or recoupment policy adopted by Vacasa or Vacasa, Inc. to comply with the requirements of any applicable laws, rules or regulations, or (ii) any applicable law, rule or regulation that imposes mandatory recoupment.

General Provisions
Plan Administration: The AIP will be administered by the Committee, and decisions of the Committee will be final, conclusive and binding on all persons and will be given the maximum deference permitted by law. To the extent permitted by applicable law, (i) the Committee may delegate any or all of its powers under the AIP to a subcommittee of the Committee, and (ii) the Committee may delegate any or all of its powers under the AIP with respect to Participants who are not Section 16 Officers (as defined below) to one or more Section 16 Officers of Vacasa. The Committee may at any time rescind or modify the authority so delegated and re-vest in itself any previously delegated authority. As used herein, “Section 16 Officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934.

Discretion & Plan Changes: AIP payouts are discretionary. The Committee has discretion to change, revise, or set any incentives and amounts paid under the AIP in its discretion. For example, a bonus may be adjusted down if a Participant fails to follow company policy and procedures, exposes the company to legal liability, exhibits inappropriate behavior, withholds information, or does not adequately follow through on critical incidents, he or she may be disqualified from receiving a bonus. Other disqualifiers may include unacceptable performance against established performance objectives, unacceptable scores on internal audit processes (e.g., HR, Accounting, Risk Management, Internal Audit, Quality Assurance), or poor employee or customer satisfaction scores. In addition, the Committee has the right to cancel, change or modify any and all provisions of the AIP at any time without prior notice.

Necessary Deductions. A Participant’s final AIP payout will be reduced by any required deductions and withholdings for the applicable Federal, State, and local taxes (including employment taxes) and any other amounts required by law to be deducted or withheld. A Participant’s 401(k) contribution percentage, if any, will be deducted from the AIP payout. Any bonus paid under the AIP is considered compensation that is eligible for the standard 401(k) employer match (if applicable).

Section 409A. It is the intent that the AIP and all payments thereunder be exempt from or comply with the requirements of Internal Revenue Code (the “Code”) Section 409A, so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and the AIP will be interpreted to be so exempt or comply.

No Guarantee of Employment. Participation in the AIP does not create any entitlement to continued employment, does not alter the at-will employment status of Participants in the United States and does not provide any assurances of compensation. Bonuses are awarded, and may be altered, modified or withheld based on individual performance and Committee discretion.

Governing Law. This AIP, and any disputes under this AIP, will be governed and construed in accordance with the laws of the state of Oregon without regard to its conflict of law provisions. This plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention. Any disputes arising under this AIP are subject to the mandatory arbitration provisions set forth in the Vacasa Employment Offer Letter between such Participant and Vacasa or any other agreement for arbitration between the Participant and Vacasa, if any. The exclusive jurisdiction for any dispute arising out of this AIP that is not arbitral and for enforcement of any arbitration award shall be the Federal and State courts located in Portland, Oregon.

Supersedes Prior Incentive Plans. With respect to the Participants for Plan Years commencing on or after January 1, 2024, this AIP supersedes all previous annual incentive plans of Vacasa and any past written or verbal communication to any Participant regarding the terms of any Vacasa incentive plan.

Adopted February 13, 2024